EX-99.h.vii

FIRST AMENDMENT TO THE TRANSFER AGENT AGREEMENT

THIS FIRST AMENDMENT, dated as of November 18, 2019 to the Transfer Agent Agreement dated as of September 8, 2017 (the "Agreement"), is entered into by and between AGF Investments Trust, formerly known as FQF Trust, a Delaware statutory trust (the "Trust"), and U.S. BANCORP FUND SERVICES, LLC, d.b.a. U.S. Bank Global Fund Services, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to change the name of the Trust from FQF Trust to AGF Investments Trust, and to update the funds list, Exhibit A of the Agreement.

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

1.	Effective November 18, 2019 the name the Trust was changed to AGF Investments Trust. Accordingly, all references to FQF Trust are replaced with AGF Investments Trust.
2.	Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

AGF INVESTMENTS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/William H. DeRoche	By:	/s/Anita Zagrodnik

Name:	William H. DeRoche	Name:	Anita Zagrodnik

Title:	President AGF Investments Trust	Title:	Sr. VP

AGF INVESTMETNS TRUST

By:	/s/Kevin McCreadie

Name:	Kevin McCreadie

Title:	Chief Executive Officer and Chief Investment Officer

EX-99.h.vii

Exhibit A to the

Transfer Agent Servicing Agreement

Fund Names

Separate Series of AGF Investments Trust

Name of Series

AGF Global Sustainable Growth Equity Fund

AGF Emerging Markets Equity Fund